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                                                                   EXHIBIT 12.01

                  UNITED CITIES GAS COMPANY AND SUBSIDIARIES

        COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES

                       FOR THE YEARS ENDED DECEMBER 31,


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
(In thousands, except ratio amounts)
                                                       1994         1993         1992         1991         1990
                                                       ----         ----         ----         ----         ----
Fixed Charges, as defined:
   Interest on long-term debt.....................    $14,026      $14,553      $12,965      $11,111      $ 9,009
   Amortization of debt discount..................        227          220          181          233          231
                                                      -------      -------      -------      -------      -------
      Total.......................................    $14,253      $14,773      $13,146      $11,344      $ 9,240
                                                      =======      =======      =======      =======      =======
Earnings, as defined:
   Net income.....................................    $12,093      $12,150      $10,218       $7,875      $ 3,373
   Taxes on income................................      6,503        5,681        5,171        2,564          532
   Fixed charges, as above........................     14,253       14,773       13,146       11,344        9,240
                                                      -------      -------      -------      -------      -------
      Total.......................................    $32,849      $32,604      $28,535      $21,783      $13,145
                                                      =======      =======      =======      =======      =======

Ratio of Consolidated Earnings to Fixed Charges...       2.30         2.21         2.17         1.92         1.42
                                                      =======      =======      =======      =======      =======

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